                         CATSKILL FINANCIAL CORPORATION
                   COMPUTATION OF NET INCOME PER COMMON SHARE
                 (In thousands, except share and per share data)


                                                      Three Months Ended March 31,        Six Months Ended March 31,
                                                    --------------------------------     --------------------------------
                                                       2000                1999             2000                1999
                                                       ----                ----             ----                ----
Net income per common share - basic

   Net income applicable to common shares            $    1,124        $    1,041        $    2,226        $    2,022

   Weighted average common shares outstanding         3,287,894         3,850,029         3,348,466         3,844,594

   Net income per common share - basic               $      .34        $      .27        $      .66        $      .53
                                                     ==========        ==========        ==========        ==========
Net income per common share - diluted

   Net income applicable to common shares            $    1,124        $    1,041        $    2,226        $    2,022

   Weighted average common shares outstanding         3,287,894         3,850,029         3,348,466         3,844,594

   Dilutive common stock options (1)                       --              66,727            29,809            53,526
                                                     ----------        ----------        ----------        ----------

   Weighted average common shares including
    potential dilution                                3,287,894         3,916,756         3,378,275         3,898,120
                                                     ==========        ==========        ==========        ==========

   Net income per common share - diluted             $      .34        $      .27        $      .66        $      .52
                                                     ==========        ==========        ==========        ==========


(1) Dilutive common stock options (includes granted, but unvested restricted stock under the Company's MRP plan and options granted, but unexercised under its stock option plan) are based on the treasury stock method using average market price. The treasury stock method recognizes the use of assumed proceeds upon the exercise of options, and the amount of unearned compensation attributed to future services under the Company"s restricted stock plan, including any tax benefits, to purchase the Company"s common stock at the average market price during the period.